#014 Putnam High Yield Trust
2/28/11

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A         $41,484
Class B   	        1,207
Class C		   1,284

72DD2 (000s omitted)

Class M		     695
Class R		   	205
Class Y		   5,403

73A1

Class A		$0.270
Class B		 0.240
Class C	      0.241

73A2

Class M 		$0.259
Class R		 0.261
Class Y		 0.281

74U1 (000s omitted)

Class A		 155,885
Class B		   4,670
Class C		   5,599

74U2 (000s omitted)

Class M		  2,705
Class R		    925
Class Y		 22,615


74V1

Class A		$7.92
Class B		 7.91
Class C		 7.86

74V2

Class M		$7.93
Class R		 7.79
Class Y		 7.80


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.